Exhibit 99.1

Q1 2025

Shareholder Letter

investors.block.xyz

To Our Shareholders

Our growth in the first half of this year does not meet our bar, and we remain confident in our ability to accelerate Block’s gross profit growth in the second half of 2025 and beyond. Cash App gross profit growth came in below our expectations, largely driven by softer inflows and Cash App Card spend than we had forecasted. We saw changes to consumer spending as the quarter progressed that we believe drove the majority of our forecast miss.

We understand the drivers behind our recent deceleration in growth and have incorporated updated views on the macro environment into our revised guidance for the year. We believe Cash App gross profit growth, and Block gross profit growth overall, will significantly accelerate starting in the third quarter.

We’re currently rolling out a number of new features that we’ve been testing at scale for some time. First, we are rolling out Cash App Borrow (small dollar, short duration loans) to millions more Cash App actives and nearly doubling the number of actives we can serve after receiving FDIC approval to use Square Financial Services to issue consumer loans for Cash App Borrow nationwide. Second, we are evolving Borrow terms which we expect will allow us to increase limits and improve the customer experience. Our machine learning models leverage real-time customer data, which we’ve used to maintain healthy loss rates for Borrow across historical cohorts. Third, we will be increasing Borrow limits for Paycheck Deposit actives as a tool to drive paycheck deposit engagement with our base.

We expect these enhancements to Cash App Borrow will drive gross profit growth through increased originations and improved unit economics. In addition, we believe they will drive benefits to retention, customer engagement, direct deposit attach rates, and inflows. More than half of Borrow loans are used within the Cash App ecosystem. We’ve also seen paycheck deposit actives that receive a Borrow offer are nearly 2.5x more likely to accept it compared to Cash App Card actives and over 13x more likely than non Cash App Card actives.[1]

While we’ve made progress on banking adoption, we’ve been too narrow in our focus.[2] We want to expand the underlying Cash App network to drive actives growth and density. We’re now addressing 3 key areas:

1) Network density: We’ve prioritized web-based signup, new P2P features, and improving our referrals/invites and funnel. We’re also re-prioritizing a more concerted effort to attract and engage teens and families, a group we believe is massively underserved and one we’re well-positioned to support. With Cash App’s product depth, scale, and cultural relevance, we’re in a strong position to serve teens needs in a safe and trusted way.

Q1’25 Highlights[3]

Gross Profit

$2.29B

+9% YoY Growth

Cash App Gross Profit

$1.38B

+10% YoY Growth

Square Gross Profit

$898M

+9% YoY Growth

Operating Income[4]

$329M

14% Margin

Adjusted

Operating Income

$466M

20% Margin

Net Income[5]

$190M

Adjusted EBITDA

$813M

1 Based on the number of Borrow loans offered in March 2025 that were accepted between March 1, 2025 and April 29, 2025.

2 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings such as “bank our base,” “banking offerings,” “banking capabilities”, “banking products,” “digital banking,” “Square Banking,” or “Square Checking” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners.

3 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the first quarter of 2025.

4 Margins are all calculated as a percent of gross profit.

5 Net income attributable to common stockholders.

1

2) Optimizing product controls: We’ve done a lot of work to make Cash App healthier and more resilient. However, we’ve observed that some of the controls we implemented unintentionally disrupted good customers. We’re refining our approach and increasingly focused on ensuring customers can rely on Cash App to run their financial lives, without compromising our ability to prevent and remove unwanted activity from the platform. These changes will contribute positively to growth going forward.

3) Increasing high-ROI marketing spend: After resetting marketing measurement last year, we’re continuing to increase our investment across channels. We’re increasing marketing spend nearly 50% in Q2 compared to Q1 to drive actives growth and engagement while maintaining strong ROI thresholds. We’re scaling our national Banking campaign in Q2 and we’re launching a new campaign focused on commerce and Cash App Afterpay.

Our updated 2025 outlook is not dependent on these 3 initiatives, but we believe there’s something meaningful here.

Square has shipped products and features faster and we’ve increased our go-to-market investments across sales, partnerships, and marketing. In Q4 we saw initial signs that this was driving progress. After Q1 we’re increasingly confident these investments are paying off. In the first quarter, we gained market share in our core verticals and we exceeded volume targets across our sales and partnerships channels. This gives us the confidence to continue ramping our go-to-market investments.

More large sellers are seeing Square as a partner to help them grow their business, and we’re going to keep delivering products that give our sellers time back through automation and AI. We grew GPV 8.2% year over year on a constant currency basis in Q1 and believe we will only improve growth from here.

We will be hosting our first ever seasonal release event for Square on May 13th where we will share over 100 product and feature launches with new and existing sellers. We expect these events to be a key part of our product release cadence going forward. This is a key part of the overall go-to-market motion changes we’ve been executing against as we focus on re-accelerating customer acquisition and deepening engagement across our product suite with existing sellers.

Finally, we’re shifting the entire company to build and use agentic systems. We helped lead the industry here with codename:goose and MCP, which many of our peers have taken an interest in and expanded. Our initial focus was to improve engineering productivity, which it has by ~30% already. We’re now expanding the use of these agentic systems to every role in the company.

Our first goal is to make goose our single interface for all of our functions to enable us to ship faster and be more efficient, and effectively automate the entire company in a way that wasn't possible before. Our second goal is to weave goose into our consumer and seller interfaces so that our customers have a personal CFO and COO respectively to help automate nearly all of their financial and operational workflows. We are creating an intuitive natural language interface (typed or spoken) that can prompt our customers proactively given our deep understanding of them based on 16 years of experience. We’ll achieve both of these goals by the end of this year.

Taken together, we anticipate Block topline growth to accelerate from a low point in the first half to the mid-teens in Q4. Improvements in Cash App gross profit will be the primary driver of the overall acceleration in Block topline but we also expect to see faster growth in Square and the first gross profit contributions from Proto, as we deliver our first chips and systems in the second half of the year. Removing macro volatility, we believe we’re now focused on all the right drivers to call this the bottom, and we’ll be able to achieve acceleration of everything going forward.

2

Business Highlights

Cash App

We are focused on driving adoption of our financial services products.

In March, Square Financial Services — our industrial bank — received approval from the FDIC to offer consumer loans nationwide through Cash App Borrow. This milestone enables us to accelerate gross profit by increasing loan availability as we expand into more states and improves unit economics by originating and servicing the loans ourselves. This reflects the power of our ecosystem and the unique value of our shared infrastructure across Square and Cash App.

In the first quarter, we started allowing eligible paycheck deposit actives to immediately access our Borrow offering.6 To showcase this new benefit and drive paycheck deposit adoption, we are leveraging in-app notifications, emails, and alerts to highly engaged Cash App Card actives.

We’re also increasing our use of incentives and targeted campaigns across the customer journey. Cash App Card remains a key entry point into our broader ecosystem. Our strategy focuses on attracting these customers and encouraging deeper engagement through products like Cash App Borrow and direct deposit. To drive new customer growth, we’re testing Cash App Card referrals.

In March, we launched Cash App Afterpay in the U.S., allowing eligible Cash App actives to use Afterpay’s Pay-in-Four or pay monthly products directly when shopping online at partner merchant sites — a meaningful product unlock as we deepen the connection between our ecosystems.7 We’re focused on driving customer awareness for this offering, and we are incredibly excited by the long-term value of helping drive demand for our merchant partners while expanding access to credit for consumers.

We see an opportunity to expand our network over time.

We launched our largest-ever national brand campaign in March, which will run throughout the year in 15 priority markets — selected for their strong network and Cash App Card density. The campaign highlights the full suite of Cash App’s financial services products with a goal of building trust and awareness, as well as shifting perceptions towards Cash App being an all-in-one financial solution. These ads will air across multiple in-person and digital channels, and upcoming videos will focus on our newly branded Cash App Afterpay, building awareness for our customers.

Beyond brand, we’re scaling performance and life-cycle marketing to drive growth, while finding ways to make Cash App more easily discoverable. In April, we enabled new customers to sign up for Cash App on a desktop. We believe this can be a major acquisition channel for Cash App because it unlocks new marketing opportunities such as paid search and makes Cash App more easily discoverable.

We believe we have significant network growth potential with teen customers. By winning these customers early in their financial journey we can grow with them as they mature, as their income grows, and as they engage with more of our banking products over time. In April, we launched our first teen referrals campaign.

6 A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers.

7 A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

3

Square

We’re establishing ourselves as the leading technology platform for neighborhood businesses, increasing market share across verticals as we accelerate product velocity and enhance our go-to-market motion.

We’re giving sellers better visibility into our ongoing cadence of product innovation by showcasing more than 100 commerce, software, hardware, and banking product and feature launches at our first biannual product release event on May 13.

We expect to drive better discovery of our ongoing product innovation for sellers, including our new Square Online experience. This product automatically sets up food and beverage sellers with a simple, effective online ordering page as soon as they sign up for Square and allows them to easily manage their online store via a new, simplified experience built into their Square Dashboard.

We continue to make it easier for sellers to get paid faster.

We believe Square Checking is the fastest way for our sellers to get paid, and we’re making it the default settlement option for solo entrepreneurs. We believe making Square Checking the default option will drive higher retention by enabling more sellers to discover our banking features at the beginning of their relationship with us.

We’ve made improvements to our core risk capabilities to enable sellers to send larger invoice amounts, up to $1 million. Many of our professional services sellers have less frequent but large invoices, and these improvements help us serve them more effectively and capture more wallet share.

We’re delivering tangible results for quick-serve restaurants, a key early focus of our neighborhood network strategy.

We’ve been able to lower on-demand delivery fees for key courier partners, allowing our sellers to keep more of their sales made through third parties.

Square is launching an enhanced integration experience for UberEats and DoorDash, improving the onboarding, setup, menu and order syncing experience for sellers so they can integrate with delivery partners in a matter of minutes.

We’re scaling with larger businesses that operate across multiple channels, process higher volumes, and act as trendsetters in their local communities.

Our rapidly growing field sales team is delivering results. This quarter we signed several new large sellers including Bambu Dessert and Drinks, a 60-location food and beverage seller in the U.S. that chose Square to be its partner as it expands into hundreds of locations across the country. Bambu Dessert and Drinks chose Square due to our ability to provide more advanced control over the franchise’s backend menu and loyalty options. We also signed Five O Fore Entertainment — a premium golf and entertainment venue in New Orleans that chose Square because of our ability to provide an integrated system that streamlined its complex restaurant, bar, retail, and event booking operations.

Partnerships have helped expand our reach and accelerate lead generation across both domestic and international markets.

We continue to sign new partnerships globally across vertical, horizontal, and third-party sales organizations. We expect to continue investing in these channels, which enable us to expand our distribution footprint to serve more sellers locally. We are seeing strong success with third-party sales organizations internationally, as they are now driving a growing percentage of new sales leads across our international markets.

We grew marketing spend by 33% year over year in the first quarter and continued to see strong returns.

4

Financial Discussion

We grew gross profit 9% year over year and achieved a 20% Adjusted Operating Income margin in the first quarter. While the gross profit growth we delivered in the first quarter was lower than our expectations, we continue to make strong progress on our strategic initiatives across Block. We are maintaining our focus on enhancing profitability while investing in long-term growth. We continue to expect to accelerate growth in the second half of 2025 and expect to exit 2025 with gross profit growth in the mid-teens range. We continue to view Rule of 40 as our guiding financial framework and believe we are well positioned entering 2026.8

First Quarter 2025 Financial Highlights

Gross Profit	We delivered year-over-year gross profit growth of 9% as we continue to launch new products across Square and Cash App to accelerate our growth at scale.

Profitability

We drove strong operating income and outperformed our Adjusted Operating Income guidance in the first quarter of 2025. Operating income was $329 million while Adjusted Operating Income was $466 million. Net income attributable to common stockholders was $190 million and Adjusted EBITDA was $813 million.

Square Gross Payment Volume (GPV)

In the first quarter, total Square GPV grew 7.2% (8.2% in constant currency), with U.S. GPV growing 5.6% and International GPV growing 15% (21% in constant currency).[9] Excluding leap day in 2024, Square GPV grew 9.4% in constant currency as we continued to gain market share across our target verticals.

Gross Profit per Monthly Transacting Active

In the first quarter, Cash App’s gross profit per monthly transacting active grew 9% year over year to $81.[10] We continued to invest in products like Cash App Borrow and Cash App Card as we lean into increasing engagement of our actives.

Guidance

We recognize we are operating in a more dynamic macro environment, so we have reflected a more cautious stance on the macro outlook into our guidance for the rest of the year. We now expect $9.96 billion in gross profit for 2025, for growth of 12% year over year. We expect gross profit in the second quarter to grow 9.5% year over year to $2.45 billion and we expect to accelerate gross profit growth meaningfully in the second half of the year as we execute on our strategies to deepen engagement with Cash App customers as we expand Borrow and retroactive BNPL to more customers.

8 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

9 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

10 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $237 million for the first quarter of 2025.

5

Block Financial Metrics

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Gross Profit ($M)	2,094	2,233	2,250	2,311	2,290
YoY Growth	22%	20%	19%	14%	9%

Operating Income (Loss) ($M)	250	307	323	13	329
Operating Income (Loss) Margin (%) of gross profit	12%	14%	14%	1%	14%

Adjusted Operating Income ($M)	364	399	444	402	466
Adjusted Operating Income Margin (%) of gross profit	17%	18%	20%	17%	20%

Diluted Net Income Per Share (“EPS”) ($)	0.74	0.31	0.45	3.05	0.30

Adjusted Diluted EPS ($)[11]	0.47	0.47	0.53	0.47	0.56

Block grew gross profit 9% year over year in the first quarter, with 10% year-over-year growth in Cash App and 9% year-over-year growth in Square. Within Cash App, gross profit growth was driven by Cash App Borrow, Cash App Card, and BNPL. For Square, growth was driven by banking products and software and integrated payments. On a GAAP basis, we generated $329 million of operating income compared to $250 million in the first quarter of 2024. We achieved our highest-ever quarterly Adjusted Operating Income at $466 million, which grew 28% year over year as we continued to focus on speed of execution and product velocity. On a GAAP basis, we delivered diluted EPS of $0.30 and grew Adjusted EPS to $0.56, representing a 19% increase year over year.

11 Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share (“Adjusted EPS”) to include stock-based compensation. We believe this change provides a more comprehensive view of our operating performance and aligns with our non-GAAP measure of Adjusted Operating Income. Prior period amounts have been recast to reflect the updated presentation.

6

Cash App

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Cash App Gross Profit ($M)	1,259	1,299	1,306	1,376	1,380
YoY Growth	25%	23%	21%	16%	10%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	57	57	57	57	57
YoY Growth	6%	5%	3%	2%	0%

Cash App Card Monthly Transacting Actives (M)	24	24	24	25	25
YoY Growth	16%	13%	11%	9%	7%

Total Cash App Inflows ($B)[12]	71.1	70.7	70.0	71.1	76.9
YoY Growth	17%	15%	13%	12%	8%

Inflows Per Transacting Active ($)[13]	1,255	1,243	1,233	1,255	1,355
YoY Growth	11%	10%	9%	10%	8%

Monetization Rate[14]	1.48%	1.53%	1.52%	1.51%	1.49%
YoY Growth (bps)	7	9	9	3	1

Gross Profit Per Monthly Transacting Active ($)[15]	74	76	75	76	81
YoY Growth	16%	17%	16%	13%	9%

Cash App gross profit increased 10% year over year, driven by growth across Cash App Borrow, Cash App Card, and BNPL.

Gross profit per transacting active reached $81 in the first quarter, up 9% year over year, and inflows per transacting active in the first quarter were $1,355, up 8% year over year, driven by more customers bringing their paychecks into Cash App. Cash App’s paycheck deposit monthly actives grew year over year as we continued to execute on the “bank our base” strategy.

Our BNPL platform gross merchandise value (GMV) reached $7.89 billion, growing 13% and 16% year over year on a reported and constant currency basis, respectively, driven by sustained growth in our Pay-in-Four offering and Gift Cards’ eligibility expansion. BNPL platform gross profit was $237 million, up 14% year over year.

12 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

13 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay or Verse apps. Inflows from Verse actives were not material to overall inflows.

14 We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

15 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $208 million or $831 million on an annualized basis for Q1’24, $220 million or $881 million on an annualized basis for Q2’24, $242 million or $968 million on an annualized basis for Q3’24, $298 million or $1.19 billion on an annualized basis for Q4’24, and $237 million or $948 million on an annualized basis for Q1’25.

7

Square

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Square Gross Profit ($M)	820	923	932	924	898
YoY Growth	19%	15%	16%	12%	9%

International Gross Profit ($M)	103	121	129	129	114
YoY Growth	38%	34%	30%	22%	11%

Total Square GPV ($M)	50,465	58,372	59,873	58,898	54,101
YoY Growth	9.2%	7.8%	7.5%	10%	7.2%
Constant Currency (”CC”) GPV YoY Growth	9.3%	8.0%	7.6%	9.8%	8.2%

Square U.S. GPV
YoY Growth	6.4%	5.6%	4.9%	6.9%	5.6%
% of Total Square GPV	83%	83%	82%	81%	82%

Square International GPV
YoY Growth	23%	19%	20%	25%	15%
CC GPV YoY Growth	26%	22%	21%	24%	21%
% of Total Square GPV	17%	17%	18%	19%	18%

Square GPV in the first quarter was $54.1 billion, up 7.2% and 8.2% year over year on a reported and constant currency basis, respectively. On a year-over-year basis in the first quarter, GPV from food and beverage was up 10% and GPV from retail and services were up 7% and 5%, respectively. We saw a more pronounced acceleration in year-over-year growth for our mid-market seller segments (>$500K in annualized GPV) compared to our other seller segments during the first quarter.

Growth in Square gross profit was driven primarily by our banking products and software and integrated payments as we continued to move upmarket and expand our market share in our target verticals.

8

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Operating Expenses	1,845	1,927	1,927	2,298	1,960

Restructuring Share-Based Compensation	7	-	-	1	11

Amortization of Customer and Other Acquired Intangible Assets	43	41	36	35	34

Acquisition-Related and Integration Costs	33	15	1	1	0

Contingencies, Restructuring and Other Charges	14	19	67	203	78

Goodwill and Intangible Asset Impairment	-	-	-	134	-

Non-GAAP Operating Expenses	1,748	1,852	1,823	1,925	1,838

In the first quarter, product development expenses were up 6% year over year on a GAAP basis, driven primarily by an increase in restructuring costs, including severance and other related expenses, as well as cloud costs. Sales and marketing expenses grew 14% year over year on a GAAP basis, driven by an increase in go-to-market investments across our business. Cash App marketing expenses were up 9% on a GAAP basis in the first quarter, driven primarily by brand awareness campaigns partially offset by improvements in peer-to-peer risk loss. Other sales and marketing expenses were up 20% year over year on a GAAP basis as we significantly increased go-to-market investment in Square. General and administrative expenses were up 4% year over year on a GAAP basis. The increase was driven primarily by restructuring costs, including severance and other related expenses.

9

Key Profitability Measures and EPS ($M, except per share figures)

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Operating Income	250	307	323	13	329

Adjusted Operating Income	364	399	444	402	466

Net Income	472	195	284	1,946	190

Adjusted Net Income	302	301	338	302	355

Weighted-average shares used to compute Diluted EPS	637	634	633	639	635

Weighted-average shares used to compute Adjusted Diluted EPS	637	636	633	639	635

Diluted EPS ($)	0.74	0.31	0.45	3.05	0.30

Adjusted Diluted EPS ($)[16]	0.47	0.47	0.53	0.47	0.56

Cash Flow ($M)

	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25	TRAILING 12 MONTHS

Net cash provided by operating activities	489	519	685	14	133	1,351

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,095)	(6,772)	(7,331)	(9,121)	(6,899)	(30,122)

Proceeds from principal repayments and sales of consumer receivables	6,825	6,903	7,415	8,780	7,602	30,700

Less: Purchase of property and equipment	(32)	(38)	(57)	(27)	(32)	(154)

Reversal of:

Changes in settlements receivable	542	287	(2,407)	(370)	88	(2,402)

Changes in customers payable	(466)	(406)	2,192	534	(165)	2,155

Changes in settlements payable	7	1	0	-	0	1

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(1)	(4)

Adjusted Free Cash Flow	1,269	493	496	(191)	727	1,526

YoY Growth	77%	281%	16%	-75%	-43%	43%

Net cash provided by (used in) investing activities	1,042	(175)	106	(323)	915	522

Net cash provided by (used in) financing activities	32	1,141	72	708	(1,212)	709

16 Beginning in fiscal 2025, we revised our definition of Adjusted EPS to include stock-based compensation. We believe this change provides a more comprehensive view of our operating performance and aligns with our non-GAAP measure of Adjusted Operating Income. Prior period amounts have been recast to reflect the updated presentation.

10

Net cash provided by operating activities was $1.4 billion for the twelve months ended March 31, 2025, compared to $296 million for the twelve months ended March 31, 2024. We grew Adjusted FCF by more than 43% year over year to $1.5 billion for the twelve months ended March 31, 2025. In the first quarter of 2025, we continued to prudently invest in our lending products while focusing on returning capital to shareholders. We sell a majority of Square Loans to investors and utilize warehouse facilities to reduce Block capital required to fund BNPL growth. We invested in growing Cash App Borrow given the strong unit economics and returns we have seen, and are evaluating balance sheet diversification strategies.

In the first quarter of 2025, we repurchased 6.8 million shares of our Class A common stock for an aggregate amount of $445 million. As of March 31, 2025, $2.2 billion of our $4 billion share repurchase authorization remained available and authorized for repurchases.

We ended the quarter with $9.2 billion of total liquidity, with $8.5 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility.

11

Guidance

2025 Outlook17

2025

Gross Profit	$9.96B
YoY Growth	12%

Adjusted Operating Income	$1.90B
% Margin	19%

Rule of X	31%

We recognize we are operating in a more dynamic macro environment, so we have reflected a more cautious stance on the macro outlook into our guidance for the rest of the year. We now expect $9.96 billion in gross profit for 2025, for growth of 12% year over year.

We expect gross profit in the second quarter to grow 9.5% year over year to $2.45 billion and we expect to accelerate gross profit growth meaningfully in the second half of the year as we execute on our strategies to deepen engagement with Cash App customers as we expand Borrow and retroactive BNPL to more customers. We expect to deliver low-double-digit gross profit growth in the third quarter and mid-teens gross profit growth in the fourth quarter. Our expectation for accelerating growth includes the more cautious stance on the macro outlook, which is now factored into our guidance.

We expect to deliver $450 million of Adjusted Operating Income in the second quarter and $1.90 billion in Adjusted Operating Income for the full year. We have continued to see attractive returns on go to market spend and healthy risk loss in our underwriting products. Our go to market and underwriting decisions are data driven and our updated guidance assumes that our investment plans entering the year remain largely unchanged based on the strong returns we have seen. We will continue to be data driven and prudent in our growth investments as we monitor any changes in the macro environment.

17 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

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Q2 2025 Outlook18

Q2 2025

Gross Profit	$2.45B
YoY Growth	9.5%

Adjusted Operating Income	$450M
% Margin	18%

Rule of X	28%

18 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

13

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, May 1, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the second quarter of 2025 on August 7, 2025, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

14

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches, including expectations regarding the growth of Cash App Borrow and Cash App Afterpay and the Company’s ability and timing to integrate artificial intelligence into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully integrate artificial intelligence into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s

Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2025 reflects assumptions the Company believes are reasonable as of the date of this filing and remains subject to changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform. We define GMV as the total order value processed on our BNPL platform.

Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the tax effect of one-time income tax benefits from deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies, restructuring, and other charges; interest income and expense;

15

remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss) and Adjusted EPS, we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; and sales, and principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization; acquisition-related and integration costs; contingencies, restructuring and other charges; and goodwill impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

16

Condensed Consolidated Statements of Operations

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Revenue:

Transaction-based revenue	$1,550,731	$1,511,209

Subscription and services-based revenue	1,890,973	1,682,294

Hardware revenue	28,690	32,501

Bitcoin revenue	2,301,402	2,731,124

Total net revenue	5,771,796	5,957,128

Cost of revenue:

Transaction-based costs	903,822	873,165

Subscription and services-based costs	275,048	269,668

Hardware costs	52,534	50,785

Bitcoin costs	2,236,115	2,651,010

Amortization of acquired technology assets	14,674	18,027

Total cost of revenue	3,482,193	3,862,655

Gross profit	2,289,603	2,094,473

Operating expenses:

Product development	760,699	720,574

Sales and marketing	504,460	443,885

General and administrative	491,797	471,260

Transaction, loan, and consumer receivable losses	169,689	165,729

Amortization of customer and other acquired intangible assets	33,656	43,282

Total operating expenses	1,960,301	1,844,730

Operating income	329,302	249,743

Interest expense (income), net	17,243	(18,745)

Remeasurement loss (gain) on bitcoin investment	93,351	(233,404)

Other income, net	(8,342)	(4,420)

Income before income tax	227,050	506,312

Provision for income taxes	38,328	35,492

Net income	188,722	470,820

Less: Net loss attributable to noncontrolling interests	(1,150)	(1,185)

Net income attributable to common stockholders	$189,872	$472,005

Net income per share attributable to common stockholders:

Basic	$0.31	$0.77

Diluted	$0.30	$0.74

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	619,370	616,401

Diluted	635,342	637,360

17

Condensed Consolidated Balance Sheets

In thousands, except per share data

	Mar. 31, 2025	Dec 31, 2024

	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$7,088,831	$8,075,247

Settlements receivable	1,102,538	1,060,966

Customer funds	5,248,730	4,182,872

Consumer receivables, net	2,068,800	2,504,879

Loans held for sale	1,322,049	1,111,107

Other current assets	2,881,431	2,945,130

Total current assets	19,712,379	19,880,201

Goodwill	11,503,741	11,417,422

Acquired intangible assets, net	1,391,242	1,433,067

Deferred tax assets	1,766,132	1,800,994

Other non-current assets	2,022,073	2,245,911

Total assets	$36,395,567	$36,777,595

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$7,102,749	$5,837,152

Accrued expenses and other current liabilities	1,583,962	1,525,149

Current portion of long-term debt	—	999,497

Warehouse funding facilities, current	—	185,000

Total current liabilities	8,686,711	8,546,798

Warehouse funding facilities, non-current	618,999	1,296,680

Long-term debt	5,108,385	5,105,939

Other non-current liabilities	546,398	593,216

Total liabilities	14,960,493	15,542,633

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at March 31, 2025 and December 31, 2024. None issued and outstanding at March 31, 2025 and December 31, 2024.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at March 31, 2025 and December 31, 2024; 556,826 and 559,606 issued and outstanding at March 31, 2025 and December 31, 2024, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at March 31, 2025 and December 31, 2024; 60,049 and 60,070 issued and outstanding at March 31, 2025 and December 31, 2024, respectively.	—	—

Additional paid-in capital	19,781,519	19,900,379

Accumulated other comprehensive loss	(870,815)	(1,001,065)

Retained earnings	2,558,490	2,368,618

Total stockholders’ equity attributable to common stockholders	21,469,194	21,267,932

Noncontrolling interests	(34,120)	(32,970)

Total stockholders’ equity	21,435,074	21,234,962

Total liabilities and stockholders’ equity	$36,395,567	$36,777,595

18

Condensed Consolidated Statements of Cash Flows

Unaudited

In thousands

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Cash flows from operating activities:

Net income	$188,722	$470,820

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	88,948	97,640

Amortization of discounts and premiums and other non-cash adjustments	(265,168)	(266,991)

Non-cash lease expense	14,369	14,512

Share-based compensation	315,236	311,168

Loss on revaluation of equity investments	126	1,111

Remeasurement loss (gain) on bitcoin investment	93,351	(233,404)

Transaction, loan, and consumer receivable losses	169,689	165,729

Change in deferred income taxes	7,599	(7,984)

Purchases and originations of loans	(5,032,615)	(3,010,609)

Proceeds from payments and forgiveness of loans	4,721,581	2,824,953

Changes in operating assets and liabilities:

Settlements receivable	(88,267)	(542,070)

Customers payable	164,904	465,891

Settlements payable	(330)	(7,341)

Other assets and liabilities	(244,809)	205,970

Net cash provided by operating activities	133,336	489,395

Cash flows from investing activities:

Purchases of marketable debt securities	(162,188)	(184,048)

Proceeds from maturities of marketable debt securities	147,508	204,737

Proceeds from sale of marketable debt securities	265,191	327,128

Payments for originations of consumer receivables	(6,898,769)	(6,095,104)

Proceeds from principal repayments and sales of consumer receivables	7,602,325	6,824,596

Purchases of property and equipment	(31,882)	(31,998)

Purchases of other investments	(7,477)	(2,924)

Net cash provided by investing activities	914,708	1,042,387

Cash flows from financing activities:

Payments to redeem convertible notes	(1,000,624)	—

Proceeds from warehouse facilities borrowings	222,824	160,587

Repayments of warehouse facilities borrowings	(1,091,137)	(790,592)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	2,283	19,943

Net increase in interest-bearing deposits	34,463	18,650

Repurchases of common stock	(445,298)	(252,095)

Change in customer funds, restricted from use in the Company’s operations	1,065,857	875,916

Net cash provided by (used in) financing activities	(1,211,632)	32,409

Effect of foreign exchange rate on cash and cash equivalents	22,249	(41,755)

Net increase (decrease) in cash, cash equivalents, restricted cash, and customer funds	(141,339)	1,522,436

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	13,230,512	9,009,087

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$13,089,173	$10,531,523

19

Reportable Segment Disclosures

Unaudited

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations (in thousands):

	THREE MONTHS ENDED

	Mar. 31, 2025

	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$66,238	$1,484,493	$—	$1,550,731

Subscription and services-based revenue	1,511,374	339,150	40,449	1,890,973

Hardware revenue	—	28,518	172	28,690

Bitcoin revenue	2,301,402	—	—	2,301,402

Segment revenue	$3,879,014	$1,852,161	$40,621	$5,771,796

Less: Cost of revenue	2,499,063	954,262	28,868	3,482,193

Segment gross profit	$1,379,951	$897,899	$11,753	$2,289,603

Interest revenue	$49,238	$7,937	$—	$57,175

Amortization of acquired technology assets	$13,166	$1,508	$—	$14,674

	THREE MONTHS ENDED

	Mar. 31, 2024

	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$109,220	$1,401,989	$—	$1,511,209

Subscription and services-based revenue	1,332,560	296,218	53,516	1,682,294

Hardware revenue	—	31,830	671	32,501

Bitcoin revenue	2,731,124	—	—	2,731,124

Segment revenue	$4,172,904	$1,730,037	$54,187	$5,957,128

Less: Cost of revenue	2,914,377	909,765	38,513	3,862,655

Segment gross profit	$1,258,527	$820,272	$15,674	$2,094,473

Interest revenue	$40,772	$8,118	$—	$48,890

Amortization of acquired technology assets	$13,725	$2,537	$1,765	$18,027

20

Operating Segment Disclosures

Unaudited

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Total segment gross profit	$2,289,603	$2,094,473

Less: Product development	760,699	720,574

Less: Sales and marketing	504,460	443,885

Less: General and administrative	491,797	471,260

Less: Transaction, loan, and consumer receivable losses	169,689	165,729

Less: Amortization of customer and other intangible assets	33,656	43,282

Less: Interest expense (income), net	17,243	(18,745)

Less: Remeasurement loss (gain) on bitcoin investment	93,351	(233,404)

Less: Other income, net	(8,342)	(4,420)

Income before applicable income taxes	$227,050	$506,312

21

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Gross Payment Volume (GPV) (in millions)	$56,797	$54,426

Adjusted Operating Income (in thousands)	$466,269	$364,264

Adjusted EBITDA (in thousands)	$812,794	$705,074

Adjusted Net Income Per Share: (i)

Basic	$0.57	$0.49

Diluted	$0.56	$0.47

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include stock-based compensation. Prior period amounts have been recast to reflect the updated presentation.

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Square GPV (in millions)	$54,101	$50,465

Cash App GPV (in millions)	2,695	3,961

Total GPV (in millions)	$56,796	$54,426

Key Metric Margins

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Gross profit	$2,289,603	$2,094,473

Gross profit change (%) YoY	9%	22%

Operating income	329,302	249,743

Operating income margin (%) of gross profit	14%	12%

Net income	189,872	472,005

Net income margin (%) of gross profit	8%	23%

Adjusted Operating Income	466,269	364,264

Adjusted Operating Income margin (%) of gross profit	20%	17%

Adjusted EBITDA	812,794	705,074

Adjusted EBITDA margin (%) of gross profit	35%	34%

22

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Operating income	$329,302	$249,743	$306,562	$323,009	$13,013

Amortization of acquired technology assets	14,674	18,027	17,589	17,186	15,562

Acquisition-related and integration costs	320	32,512	15,350	608	549

Contingencies, restructuring and other charges	77,811	14,063	18,804	66,694	202,885

Restructuring share-based compensation	10,506	6,637	—	—	1,434

Goodwill and intangible asset impairment	—	—	—	—	133,854

Amortization of customer and other acquired intangible assets	33,656	43,282	40,813	36,021	34,593

Adjusted Operating Income	$466,269	$364,264	$399,118	$443,518	$401,890

Adjusted Operating Income margin (%) of gross profit	20%	17%	18%	20%	17%

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024

Net income attributable to common stockholders	$189,872	$472,005

Net loss attributable to noncontrolling interests	(1,150)	(1,185)

Net income	188,722	470,820

Share-based compensation expense	304,730	304,531

Restructuring share-based compensation expense	10,506	6,637

Depreciation and amortization	88,948	97,640

Acquisition-related and integration costs	320	32,512

Contingencies, restructuring and other charges	77,811	14,063

Interest expense (income), net	17,243	(18,745)

Remeasurement loss (gain) on bitcoin investment	93,351	(233,404)

Other income, net	(8,342)	(4,420)

Provision for income taxes	38,328	35,492

Loss (gain) on disposal of property and equipment	1,164	(71)

Acquired deferred revenue and cost adjustment	13	19

Adjusted EBITDA	$812,794	$705,074

Adjusted EBITDA margin (%) of gross profit	35%	34%

23

Adjusted Free Cash Flow

Unaudited

In thousands

	THREE MONTHS ENDED				TRAILING 12 MONTHS

	Mar. 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Net cash provided by (used in) operating activities	$294,401	$113,318	$491,165	$(797,923)	$295,955

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(4,911,509)	(5,634,992)	(5,855,172)	(7,567,114)	(25,152,382)

Proceeds from principal repayments and sales of consumer receivables	5,339,800	5,594,147	5,880,142	7,427,562	25,726,447

Less: Purchases of property and equipment	(32,253)	(29,522)	(37,682)	(51,694)	(150,896)

Reversal of:

Changes in settlements receivable	(452,868)	249,171	1,722,168	(409,942)	2,103,467

Changes in customers payable	418,948	(234,378)	(1,575,458)	134,310	(2,141,417)

Changes in settlements payable	64,528	74,780	(192,313)	507,041	396,849

Sales, principal payments and forgiveness of PPP loans	(4,121)	(3,027)	(5,381)	(1,351)	(10,901)

Adjusted Free Cash Flow	$716,926	$129,497	$427,469	$(759,111)	$1,067,122

Net cash provided by (used in) investing activities	$623,924	$(45,025)	$(173,931)	$278,233	$1,101,664

Net cash provided by (used in) financing activities	$(9,083)	$(711,927)	$(319,563)	$800,436	$(198,645)

24

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Mar. 31, 2025	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Net income attributable to common stockholders	$189,872	$472,005	$195,268	$283,754	$1,946,020

Net loss attributable to noncontrolling interests	(1,150)	(1,185)	(5,396)	(2,618)	(21,351)

Net income	188,722	470,820	189,872	281,136	1,924,669

Acquisition-related and integration costs	320	32,512	15,350	608	549

Contingencies, restructuring and other charges	77,811	14,063	18,804	66,694	202,885

Restructuring share-based compensation expense	10,506	6,637	—	—	1,434

Goodwill and intangible asset impairment	—	—	—	—	133,854

Amortization of intangible assets	48,330	61,309	58,402	53,207	50,154

Amortization of debt discount and issuance costs	3,299	3,071	3,432	4,042	3,868

Loss (gain) on revaluation of equity investments	126	1,111	(3,594)	2,952	(32,714)

Remeasurement loss (gain) on bitcoin investment	93,351	(233,404)	70,116	(5,288)	(252,342)

Loss (gain) on disposal of property and equipment	1,164	(71)	1,471	384	850

Acquired deferred revenue and cost adjustment	13	19	18	16	14

Tax effect of one-time income tax benefits from deferred tax assets	—	—	—	—	(1,909,848)

Tax effect of non-GAAP net income adjustments	(69,371)	(55,148)	(53,442)	(66,774)	178,218

Adjusted Net Income - basic	$354,271	$300,919	$300,429	$336,977	$301,591

Cash interest expense on convertible notes	433	673	674	682	682

Adjusted Net Income - diluted	$354,704	$301,592	$301,103	$337,659	$302,273

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	619,370	616,401	617,666	616,428	617,481

Diluted	635,342	637,360	634,221	632,760	639,302

Net income per share attributable to common stockholders:

Basic	$0.31	$0.77	$0.32	$0.46	$3.15

Diluted	$0.30	$0.74	$0.31	$0.45	$3.05

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	619,370	616,401	617,666	616,428	617,481

Diluted	635,342	637,360	636,143	632,760	639,302

Adjusted Net Income Per Share:

Basic	$0.57	$0.49	$0.49	$0.55	$0.49

Diluted	$0.56	$0.47	$0.47	$0.53	$0.47

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